Exhibit 99.1

VIVUS, Inc.

Q3 2014 Earnings Call

November 5, 2014 4:30 PM ET

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS Third Quarter 2014 Financial Results Teleconference.  At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.  (Operator Instructions)

As a reminder, this teleconference is being recorded.  And now, I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development and Investor Relations.

Dana B. Shinbaum — Head of Corporate Development & Investor Relations, VIVUS, Inc.

Thank you. Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2013, as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth H. Z. Fischer — Chief Executive Officer & Director, VIVUS, Inc.

Hello everyone and welcome to our third quarter 2014 financial results teleconference. Joining me today in addition to Dana is Svai Sanford, interim CFO.  Today, we will review with you our financial results and progress made during the most recent quarter.

The market for obesity pharmacotherapy remains both a challenge and an enormous opportunity with a high degree of unmet medical need and new therapeutic options, including Qsymia entering the lexicon. While the obesity market develops, we’re encouraged by an improving reimbursement environment for Qsymia, increasing net revenue per prescription and feedback from clinicians who emphasize that our product delivers on the promise of clinically significant weight loss.

We continue to focus our commercial campaign for Qsymia on the most productive and potentially productive prescribers within the anti-obesity market. We believe there is room to expand Qsymia utilization within these audiences. Healthcare providers report greater willingness to treat and increasing use of prescription medication as part of their treatment approach for obesity. However, challenges remain with respect to building the obesity market and translating self-reported perceptions into prescribing reality. These challenges include the tendency to treat symptoms of obesity ahead of the disease itself, a narrow focus on certain patient types for treatment, historically low third-party coverage and Medicare Part D exclusion, among others.

Qsymia prescriptions have been relatively flat on a weekly and monthly basis throughout the current quarter.  Promotional efforts in support of the unique efficacy and tolerability profile of Qsymia have helped hold market share stable among our targeted physicians in the face of increasing competitive noise. Market research indicates that clinical experience, specifically efficacy, growing familiarity and overall satisfaction with Qsymia are natural product advantages driving the steady prescription trend in the most recent quarter.

Type 2 diabetes and severe obesity are the primary factors reported by clinicians for prompting drug therapy prescribing.  Dr. Timothy Garvey of UAB was the lead author of a recent paper in Diabetes Care that highlighted the positive impact on glycemic control of Qsymia when combined with lifestyle modification in overweight or obese patients with type 2 diabetes over a broad range of severity.  Among the study conclusions was the observation that Qsymia plus lifestyle modification has a significant impact on cardio metabolic parameters, particularly with respect to HbA1c lowering and can be considered integral to the treatment of obese and overweight patients with type 2 diabetes.

Third-party coverage for Qsymia excluding free trial offer prescriptions stood at 37% for the second quarter of 2014 and reached 38% for the current quarter. These percentages represent actual third-party payors paying for Qsymia, not estimates derived from external databases. As a point of comparison, the commercial coverage rate for Qsymia is 67% when we look to industry databases such as Fingertip Formulary. Payors continue to evaluate whether or not to cover the obesity category rather than whether to cover specific products. Formulary positions and tier discussions are important, but only after a payor makes the decision to cover the obesity class for its members. With our clinical data, pharmacoeconomic profile and contracting offers, we believe reimbursement for Qsymia will continue to improve.

Regarding our plans for Qsymia in Europe, as you are aware, we modified the design of the phase 4 CVOT trial required for Qsymia by the FDA in order to establish a potential pathway to European approval through the centralized European Union procedure. We received helpful feedback earlier this year from European Union regulatory officials regarding the AQCLAIM CVOT protocol, and we also received feedback from the U.S. FDA regarding the amended protocol. As a part of addressing the FDA comments, we are working to ensure that the planned interim analysis will not jeopardize the overall integrity of the study and will support other objectives in both the EU and U.S.

Our Qsymia partnering efforts are ongoing and we remain open to establishing commercial alliances for Qsymia on a global or regional basis if they create value for stockholders. We cannot provide guidance with respect to the timing or structure of a potential partnership, but we intend to update the market when appropriate regarding any material developments.

Throughout the balance of 2014 and as we prepare for 2015, we will watch closely how the market continues to develop while controlling our costs. We will increase promotional activity in support of Qsymia when it is appropriate and efficient for investment purposes. We believe that the foundation of the obesity market has been and will continue to be education of healthcare providers and allied professionals regarding the need to treat obesity with the proper clinical tools, including increased diet and exercise along with effective, safe and well-tolerated pharmacotherapy such as Qsymia. We plan to continue to deliver this message through in-person promotion, continuing medical education and peer-to-peer programs, clinical publications, participation in major scientific meetings, such as Obesity Week here in Boston, and select direct-to-patient opportunities in healthcare provider offices.

Turning now to avanafil, we are pleased to be working with Auxilium, Menarini and Sanofi, our commercial alliance partners for avanafil in the U.S., Europe and certain rest-of-world territories, respectively. Auxilium launched STENDRA in the U.S. in December 2013, and as of April 2014, Menarini completed the launch of SPEDRA in the EU-5. SPEDRA is now available at retail in approximately 23 countries within the Menarini territory. We were pleased to announce in September that the FDA had approved a supplemental new drug application for STENDRA, making it the only FDA-approved erectile dysfunction medication indicated to be taken as early as approximately 15 minutes before sexual activity. We’re also working with European regulatory authorities with respect to these data for the SPEDRA label. For Latin America and certain Asian countries, we are in discussions with potential partners for license and commercialization arrangements.

I will now pass the call over to Svai Sanford, our interim CFO, for an update on the financials.

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

Thank you, Seth. Good day everyone. I will now discuss our financial results for the third quarter ended September 30, 2014. I also refer you to the financial results and recent updates included in our press release.

Total net revenue was $33.9 million for the third quarter of 2014 compared to $27.4 million for the third quarter of 2013. Of the total revenue for the current quarter, net product revenue was $12.5 million from sales of Qsymia compared to $6.4 million for the third quarter of 2013. In addition, under our commercialization agreements for STENDRA and SPEDRA, we recognized $15.1 million in license and milestone revenue, compared to $21 million in the third quarter of 2013. We also recognized $5.3 million in supply revenue and $1.1 million in royalty revenue for the current quarter.

The license and milestone revenue in the current quarter represents a milestone payment earned for the FDA approval of the time of the onset claim for STENDRA. The supply revenue represents product shipment to our commercialization partners. There were approximately 140,000 Qsymia prescriptions dispensed in the third quarter of 2014, compared to 138,000 prescriptions in the second quarter of 2014 and 109,000 in the third quarter of 2013.

Approximately 63% of Qsymia total prescriptions in the current quarter included either a free good or discount offer, compared to 61% in the second quarter 2014 and 56% in the third quarter 2013.

Net revenue per prescription for the current quarter excluding free trial offer prescription reached $113.00, up from $102.00 in the second quarter 2014 and $79.00 in the third quarter 2013. Including free trial offer prescriptions, net revenue per prescription for the current quarter was $89.00, compared to $80.00 in the second quarter 2014 and $59.00 for the third quarter 2013.

As a reminder, we recorded revenue from sales of Qsymia on a sell-through method, whereby revenue is recognized when a prescription is dispensed to a patient. As of September 30, 2014, our deferred revenue related to sales of Qsymia is $16.3 million, which represents product shipped to wholesalers but not yet dispensed to patients via prescription.

Total cost of goods sold was $7.3 million for the current quarter, compared to $0.7 million in the third quarter of 2013. The increase is primarily due to the cost of STENDRA supply and certain patent acquisitions and assignments related to Qsymia.

Total research and development expense was $2.6 million for the current quarter, compared to $8.4 million for the third quarter 2013. The decrease is primarily due to the completion of studies related to STENDRA, timing of Qsymia study, and lower employee cost as a result of the 2013 reduction in force.

Total selling, general and administrative expense, excluding non-recurring charges, was $27.8 million in the current quarter, compared to $38.2 million in the third quarter 2013. Selling and marketing expenses for the commercialization of Qsymia were $18.4 million for the current quarter, compared to $22.6 million for the third quarter 2013.  The decrease in selling and marketing expense was due primarily to our targeted and focused spending on marketing and promotional programs. The decrease in general and administrative expense was due primarily to factors attributable to our cost cutting initiatives, including reduction in headcount and other employee costs, including share-based compensation expense, lower spending on professional fees, grant cost for continuing education programs and other corporate activities.

Inventory impairment and other non-recurring charges were $4.1 million in the current quarter comprised of $2.2 million for inventory impairment and $1.9 million for patent settlement. In the third quarter of 2013, we incurred $20.7 million in non-recurring charges related to the proxy contest, of which $12.7 million was non-cash share-based compensation expense. Net loss was $15.8 million, or $0.15 net loss per share, for the current quarter, compared to a net loss of $48.2 million, or $0.48 net loss per share, for the third quarter of 2013.

Cash, cash equivalents and available for sale securities, collectively cash, totalled $306.9 million at September 30, 2014, compared to $343.3 million at December 31, 2013. In the first nine months of 2014, we received approximately $27.4 million in license and milestone payments related to STENDRA and SPEDRA. Excluding such amount, our net cash used in operating activity would have been $59.3 million.

I will now turn the call back to Seth for closing comments.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

We continue to work with a broad range of constituents, from prescribers to medical societies to grassroots organizations, to gain acceptance of obesity as a disease and adoption of Qsymia as the drug of choice among healthcare providers, payors and patients. The areas of focus for VIVUS for the balance of 2014 and into 2015 remain as follows:  deliver a strong efficacy and safety message about Qsymia to key healthcare provider audiences; target the most appropriate patients and the healthcare providers most likely to treat those patients; continue to improve overall Qsymia insurance coverage; continue to improve per prescription Qsymia net revenue; continue our efforts to secure a partner for Qsymia; and manage our avanafil alliances with Auxilium, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world.  In addition, we will continue the discussion with potential partners for STENDRA and SPEDRA commercial alliances in Latin America and certain territories in Asia.

We are now pleased to take your questions.

Question and Answer Session

Operator

Thank you. (Operator Instructions)

Our first question comes from the line of Alan Carr from Needham & Company.

Mark Vignola - Needham & Company

Hi guys, this is actually Mark on for Alan. Thanks for taking my questions.  Just a few quick housekeeping questions.  I was just wondering if you could repeat the percent of free goods for the quarter.

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

Hi Mark, it’s Svai.  It’s 21%, the free goods.

Mark Vignola - Needham & Company

Twenty-one percent of the prescriptions this quarter were represented as free goods, and that was versus what for the second quarter?

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

Twenty-two.

Mark Vignola - Needham & Company

Twenty-two, okay.  So I was wondering, in the press release you guys say that Qsymia is top of mind in many conversations. I was wondering how are you guys gauging that, and is there — do you see any change over quarter-end in whatever metrics you’re using to change that — over the last quarter, since mid-year, since the beginning of the year?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So what we — we have ongoing surveys in the market, both with physicians and consumers. So we try to look over time as to what is the, first of all, the concept of pharmacotherapy and how much that is increasing over time, as well as the name of Qsymia increasing over time, and we do see that continuing to progress.  Actually, even this week as compared to last year at Obesity Week compared to this year, we are seeing a lot more interest on the floor and our product with a lot more activity from registered nurses, nurse practitioners, bariatric surgeons, bariatric medicine, where they are becoming more attuned to the use of pharmacotherapy in their practice, and specifically very nice success stories with Qsymia in particular.

Mark Vignola - Needham & Company

Okay, great.  And regarding the CVOT trial, are there any timeline updates or updates you can provide on when we might actually get that started.  I am sorry if I missed that during the call.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

I don’t really have a timeline update for start. I can tell you that as I said during the call, we’ve had to make sure that we have clear alignment between the European regulatory authorities and FDA. And clearly going back to August 11th’s FDA’s guidance and their advisory panel about the integrity of these trials, we want to absolutely ensure that everything we’re doing to allow us to do an interim analysis with the European regulatory authorities is very clear so that in no way do we ruin the integrity of the trial through that interim analysis. So that’s really what we’re making sure we ensure. There is a lot of learnings in the market, both on the good side as well as on the bad side, and we want to make sure that we’re all aligned on how we will in fact do that.

Mark Vignola - Needham & Company

Gotcha!  Thanks very much for taking my questions.

Operator

Thank you. Our next question comes from the line of Steve Byrne from Bank of America.

Steve Byrne - Bank of America Merrill Lynch

Seth, can you help me which what seems like a disconnect between the fraction of your scripts that receive insurance coverage versus this third party metric that you have that would suggest nearly twice as many — twice the portion of patients should have coverage. Why is there such a difference there?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

I believe that the numbers that you’ve heard, Steve, is that 48% of people have access, meaning if they want the medication, they have access to it. The other number, which is purely coverage, and let me define how I define coverage — those are our actual prescriptions. So Qsymia prescriptions actually paid for a third-party is 38%.  There are a lot of other numbers that are quoted by a lot of other people, and one of the main things that they’re quoting, which you can go get online and see for yourself, is in fact Fingertip Formulary. But I prefer to really state the actual coverage we’re seeing, which is about 38%. We also see on Managed Care right now that they’re still struggling whether they’re going to cover the category. We don’t see a huge difference in coverage between any of the current pharmacotherapies whatsoever. Some slight differences in tiers, whether they are tier 3 or tier 2, but even the majority of those are tier 3 still, many with a prior authorization. So I want to be clear on the numbers, which I think I also stated earlier.

Steve Byrne - Bank of America Merrill Lynch

And putting aside the cardiovascular outcome study that you will at some point here start up, do you anticipate sufficient increase in scripts and average selling price and so forth to reach a cash flow breakeven point in the intermediate term? Can you comment on that?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

We’re continuing to do everything we can to obviously increase our scripts with physicians, and also increase coverage with payors. We will start the CVOT trial. We know that does put pressure, but we think that we’re doing the right things by watching our costs, at the same time not getting in the way of increasing our prescriptions with our key physicians.

Steve Byrne - Bank of America Merrill Lynch

And just to follow-up on that cardiovascular outcome study, you indicated you wanted to make sure there was no chance to jeopardizing the overall study from an interim analysis. Do I interpret that correctly that you want an interim read that you could use to file in Europe, but you don’t want those data to be publicly disclosed?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

That is correct. We want to ensure that — the company itself will not have exposure to the interim analysis. We want to make sure when that is in fact used for submission in Europe, that there is no chance that the European authorities or anybody else can divulge that information thereby breaking the blind on the trial. And that’s — as you know, this has happened recently to some other companies in the space, and we want to ensure that it doesn’t happen here.

Steve Byrne - Bank of America Merrill Lynch

Okay, thank you.

Operator

Thank you. Our next question comes from the line of Bob Ai from WallachBeth.

Bob Ai - WallachBeth Capital

Hi, I just want to confirm, so about 37% or 38% of the scripts are paid by insurance companies and without any financial assistance or simply using the similar card, is that correct?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So, 38% are paid for by third party. They still may use a co-pay card, but it means that there’s absolute insurance assistance in the payment. So co-pays can vary. We have a program that in fact if the co-pay is above $50, that we will give assistance up to $125, so basically reducing the co-pay by $75. And then if you’re a cash patient, purely cash patient, we will give you $75 off. We also have a Qsymia access program, which really helps patient get qualified for Qsymia.  They call an 800-number, if you will, to actually have the third party look at what their potential coverage is and give them assistance, whether it would be prior authorization or actually qualifying them for assistance.

Bob Ai - WallachBeth Capital

I think about it back to about two quarters back and you were talking about you were trying to change the discount program than to trying to raise the average selling price. Have we reached that goal yet or we are still in the process of doing that?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

No, as we just stated, we have improved our average selling price.  I’ll let Svai take you through the numbers.

Svai S. Sanford, Interim Chief Financial Officer, VIVUS, Inc.

So, up to the end of the first quarter of this year, we had the Pay No More Than $75. That program ended at the end of Q1. Some of the — some of the coupon might have been activated prior to that and were being used through the end of May or June.  And then at that time, we introduced the $75 off, if you would recall, and that $75 off discount program applies to all doses as opposed to the Pay No More Than $75, which only applied to the mid dose. So the change in the program is also there was a limitation of three months of usage in our old discount program. Today with the $75 off, that discount card can be used up to 12 times by a patient.

Bob Ai - WallachBeth Capital

The last question is, so I understand you are trying to cut cost and trying to reduce cash burn, but this is — you can only cut so much.  Have you thought about other ideas and maybe like in-licensing some complementary products that can help reduce the burn rate?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Yes, we were looking at all options. I mean that includes some of the ones that you just outlined, whether it be licensing other compounds. Obviously we’ve got a very strong development group within the company who managed to get the approval of two drugs in the same calendar year, so we believe in them and we’re always looking at other potential licensing compounds as we’ve always stated partnerships and other creative ways to help the growth of the company.

Bob Ai - WallachBeth Capital

Okay, thank you.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

You’re welcome.

Operator

Thank you. (Operator Instructions)

Our next question comes from the line of Matthew Andrews from Wells Fargo Securities.

Matthew Andrews - Wells Fargo Securities

Good afternoon.  Thanks for taking the questions.

Seth, so what are the pacing items for the initiation of the outcome study?  The public comment period for the FDA’s hearing on August 11th ended recently, so are you waiting for FDA to publish a white paper, or do you have to have a face-to-face meeting with them?  What’s the Gantt chart looked like in terms of getting their buy-in on these issues you’ve outlined in the interim analysis?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So, we need to — obviously, we’ve been through the call or the advisory board to really ensure that we understand fully what they’re looking for. We’re also talking to our own advisors to ensure that we are covering the issues that they outlined.  Some of those very advisors at that board we’re involved with the trial itself, so we want to ensure that we understand what it means. There are some still issues that we need clarification on.  I’m not sure that those will come directly from the FDA. I think the FDA is trying to be pretty clear that you need to really protect the integrity overall. So, we’re working with consultants, we’re building the infrastructure, and we’re making sure that there are clear walls so that that data does not get divulged in any way.  And that takes a little bit extra time that we did not anticipate, but the interim analysis is critical to that submission so we want to make sure we do it right.

Matthew Andrews - Wells Fargo Securities

So to be clear, at the end of this process, will you have to meet with them, or have a phone call at least, or?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

We have one final document that we’ll end up having to submit to FDA. I don’t see any further meetings with FDA, no.

Matthew Andrews - Wells Fargo Securities

And then once you submit that, what’s the turnaround time look like? Is it an open-ended situation, or because this is a phase 4 requirement, you’d expect them to get back to you pretty quickly?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

No, we would expect that once we’re able to submit that, we can start fairly quickly.

Matthew Andrews - Wells Fargo Securities

Okay.  And then the interim analysis — is this going to be based around like a 90 event at less than hazard ratio of 2, just with FDA guidance?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Yes, absolutely.

Matthew Andrews - Wells Fargo Securities

And is it being designed initially as a superiority study, or as a non-inferiority and then you can upsize depending on what’s seen as the study progresses?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Yes, it’s exactly how you just outlined.  It’s a decision-making trial.  It will start as a non-inferiority trial with the idea that you have the way to power it up if you need to if you see signals of superiority.

Matthew Andrews - Wells Fargo Securities

Okay, but if in that interim analysis you meet this pre-specified hurdle, then there’s the potential to re-file in Europe?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Yes, that’s correct. That’s our understanding from the feedback that we had from the SAWP in January.

Matthew Andrews - Wells Fargo Securities

Okay.  Have your cost estimates changed — still maybe $180 to $220 million?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Yes, that’s correct.

Matthew Andrews - Wells Fargo Securities

And then I guess just lastly on fourth quarter. Historically, it’s been a tough one for obesity drugs. So, in light of the flattish sales performance in the last two quarters and you have Contrave on the market and potentially Saxenda coming soon, how confident are you that you can at least grow sales this quarter due to seasonality and competition and similarly first quarter next year?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So, it’s interesting because to your point it’s a bit unprecedented. And we know that seasonality plays a role here. But I am also feeling good that there is a lot more noise in the marketplace. And I don’t know exactly how to read that yet, but I actually see it as a positive that we have, including our own, over 1,600 representatives talking about obesity in the marketplace which doesn’t even include the deployment of Saxenda yet. So, I think that the noise could be a very positive thing, although we always we do see a downturn around Thanksgiving and Christmas. We may see that, but I am wondering how the market may be bolstered by additional noise into the marketplace, and I can’t really predict that right now.

Matthew Andrews - Wells Fargo Securities

Okay great.  Thanks for the question.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

Thank you.

Operator

Thank you, and our next question comes from the line of Shaunak Deepak from Jefferies.

Shaunak Deepak - Jefferies

Hey guys, thanks for taking my question.  I want to talk just a little bit more about this competitive noise, and I was just kind of curious, like near-term, like what kinds of impacts have you seen like the launch of Contrave have on your sales efforts? And then, like what kinds of expansions do you expect for your sales efforts in 2015, in addition to like a potential future partnership on that front?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So in terms of the additional noise in the marketplace, it’s probably a little early for us to fully tell the impact of Contrave. They’ve only really been out in the market for a few weeks now, and the good news is they are reaching audience is that we don’t have the capability or made the decision to in fact reach at this point. So we have a very clear targeted audience. And these are the most productive anti-obesity pharmacologic writers in the market, and that’s where we will remain focused. If we see physicians that are coming onboard and actually getting motivated to write, we still believe, even with our current 150 sales reps, that we have capacity to reach those physicians.  And then over time, we will look at whether we need to expand to reach further — reach for the doctors that are writing in the category. And then — the market is obviously being watched by people interested in the market and the uptake in the market and whether the market begins to expand. We’ve seen the market basically grow in mid single-digits.  I am hopeful that the market will expand, and I believe with all the noise, which we haven’t seen in this market forever, that it will expand.

Shaunak Deepak - Jefferies

Okay, that was helpful.  And then I just had one more on avanafil. And I was curious about like the remaining sort of un-partnered territories in Latin America and Asia you were talking about. When you are looking for potential partnerships, are you thinking more if like a country-by-country basis, or like a larger, more encompassing almost global partnership on this?  Are you thinking more an Auxilium or Menarini pretty much?

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

So we’re very open to active discussions with partners and those are ongoing. Menarini, Sanofi, Auxilium — they’re all very good partners. We’ve as you know licensed this out on a regional basis. We’re continuing to look at this as a regional license. Certainly some of those parties may be involved, some may not.

Shaunak Deepak - Jefferies

Okay, great.  Thanks.

Operator

Thank you, and that concludes our question-and-answer session for today.

Seth H. Z. Fischer - Chief Executive Officer & Director, VIVUS, Inc.

I want to thank everybody for attending our call today. We remain enthusiastic about the market overall. We are seeing continued interest growing from payors, providers and patients, and this is going to be extremely important as we go forward and continue to grow in the treatment of the disease of obesity.

Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may now disconnect. Everyone have a good day.